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UNITRODE CORPORATION AND CONSOLIDATED SUBSIDIARIES
Annual Report on Form 10-K

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                                                                      Exhibit 11
                                                                      ----------

               UNITRODE CORPORATION AND CONSOLIDATED SUBSIDIARIES

                            Calculation of Primary and Fully Diluted Net Income Per Share
                            -------------------------------------------------------------


Years Ended January 31                                             1997                      1996              1995
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
  Net income                                                $20,677,481               $17,518,904       $ 9,248,527
                                                            ===========               ===========       ===========

Calculation of primary earnings per share:
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  Weighted average of common shares
    outstanding                                              11,530,375                11,497,179        11,975,808
  Common equivalent shares                                      322,190                   409,922           384,597
                                                            -----------               -----------       -----------
  Weighted average common and common
    equivalent shares outstanding                            11,852,565                11,907,101        12,360,405
                                                            ===========               ===========       ===========

  Net income                                                $      1.74               $      1.47       $       .75
                                                            ===========               ===========       ===========


Calculation of fully diluted earnings per share:
------------------------------------------------
  Weighted average common and common equivalent
    shares outstanding (as determined for the
    primary earnings per share calculation
    above)                                                   11,852,565                11,907,101        12,360,405
  Incremental shares to reflect full
    dilution                                                     66,579(1)                 26,604(1)         14,134(1)
                                                            -----------               -----------       -----------
  Weighted average of common and common
    equivalent shares outstanding, as
    adjusted                                                 11,919,144                11,933,705        12,374,539
                                                            ===========               ===========       ===========

  Net income                                                $      1.73               $      1.47       $       .75
                                                            ===========               ===========       ===========


(1) This calculation is submitted in accordance with Regulation S-K item 601(b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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